Exhibit 99.6
FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW, SUITE 840
WASHINGTON, DC 20036
(202) 467-6862 • FAX (202) 467-6963
June 17, 2009
Confidential
Board of Directors
OmniAmerican Bank
1320 South University Drive, Suite 900
Fort Worth, Texas 76107
Members of the Board:
          This letter agreement (“Agreement”) describes the terms under which Feldman Financial Advisors, Inc. (“Feldman Financial”) will assist OmniAmerican Bank of Fort Worth, Texas (“OmniAmerican”) with the business plan (“Business Plan”) to be submitted to regulatory authorities in conjunction with OmniAmerican’s conversion from a mutual savings institution to a stock savings institution, the concurrent stock offering by OmniAmerican’s holding company, and infusion of a portion of the net offering proceeds as capital into OmniAmerican. The services that we will provide and our fees for this proposal are explained in this Agreement.
Description of Engagement
          Under OmniAmerican’s direction, we will prepare the narrative text to be submitted as part of the Business Plan. We will compile demographic, economic, or geographic data needed for the Business Plan. We also will provide the pro forma financial projections for the Business Plan. Our preparation of the Business Plan will be based on information that OmniAmerican provides to us regarding OmniAmerican’s strategic goals and objectives. After submission of the Business Plan and, as part of our services under this Agreement, we will be available to provide additional services in relation to the Business Plan, including assisting with preparation of your responses to questions or comments from the regulators while the regulators evaluate the Business Plan. OmniAmerican will be responsible for final approval of the Business Plan and other information before submission to the applicable regulatory agency.
Fees and Expenses
          Our professional fee for assisting with the development and submission of the Business Plan will be $35,000, payable in two installments: (i) $10,000 retainer fee due upon acceptance and execution of this Agreement; and (ii) $25,000 due upon delivery of the completed Business Plan to be filed with the applicable regulatory agency.

FELDMAN FINANCIAL ADVISORS, INC.
Board of Directors
OmniAmerican Bank
June 17, 2009

          If, after submission of the Business Plan, further services are required of Feldman Financial by OmniAmerican with respect to responding to regulatory comments concerning the Business Plan, Feldman Financial will perform such services at our hourly rates that correspond to the attached fee schedule. The professional fee compensation for this supplemental work, if required, will be capped at $5,000. In addition, we will invoice you for actual out-of-pocket expenses for data purchases, document reproduction, express mail, courier service, travel, and other costs incurred in connection with providing the professional consulting services under this Agreement. Total out-of-pocket expenses will not exceed $1,000 without OmniAmerican’s prior approval.
Termination
          OmniAmerican may terminate this Agreement at any time by providing notice of such termination to Feldman Financial. The “Termination Date” shall be either: (i) the date oral notice of such termination is provided to Feldman Financial, as long as written notice is received within three business days thereafter, or (ii) if oral notice is not provided, the date Feldman Financial receives the written notice of termination.
          In the event of termination prior to submission of the Business Plan, OmniAmerican will pay Feldman Financial for all time incurred in preparing the Business Plan through the Termination Date at hourly rates that correspond with the aforementioned fee schedule. Such charges shall not exceed $35,000. In addition, OmniAmerican will pay Feldman Financial for all expenses incurred through the Termination Date.
Financial Information and Confidentiality
          OmniAmerican will use its best efforts to assure Feldman Financial that OmniAmerican will provide such information as Feldman Financial may reasonably request to prepare the Business Plan. OmniAmerican acknowledges that in performing services hereunder, Feldman Financial will be relying on the information furnished by OmniAmerican, and OmniAmerican further acknowledges that Feldman Financial will not independently verify the accuracy and completeness of such information.
          OmniAmerican agrees that the intended use of the Business Plan is only for submission with the appropriate regulatory authorities and for other internal purposes. OmniAmerican will not use the product of Feldman Financial’s services under this Agreement in any other manner, including references within a proxy statement or offering circular, without the express written consent of Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.
Board of Directors
OmniAmerican Bank
June 17, 2009

          Feldman Financial agrees to hold in confidence all information OmniAmerican provides pursuant to this Agreement, other than information, which is or becomes publicly available, unless such disclosure is approved by OmniAmerican or otherwise required by law. In the event Feldman Financial is required by law to disclose confidential information, it will provide OmniAmerican prior notice of this fact. Similarly, OmniAmerican agrees to hold in confidence all information provided by Feldman Financial pursuant to this Agreement, other than information that is or becomes publicly available, unless such disclosure is approved by Feldman Financial or otherwise required by law.
Sole Terms of Agreement
          This Agreement embodies the sole terms of agreement between OmniAmerican and Feldman Financial with respect to the engagement of Feldman Financial to prepare the Business Plan. This Agreement can be modified only if such modification is stated in writing and signed by both OmniAmerican and Feldman Financial.
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          To indicate your acceptance of this Agreement, please sign below and return one original of this letter to me with a check for $10,000, such payment to be credited as the retainer fee.
Sincerely,
Feldman Financial Advisors, Inc.

Trent R. Feldman
President
Attachment
Agreed to and Accepted by:
OmniAmerican Bank

Name:	/s/ Tim Carter

Title:	President
Date:	6-22-09